Exhibit 99.1

NASDAQ Hearings Panel Approves Continued Listing of United Development Funding IV Shares

GRAPEVINE, Texas, July 26, 2016 - United Development Funding IV (“UDF IV” or the “Trust”) (NASDAQ:UDF) today announced that a NASDAQ Hearings Panel (the “Panel”) has determined to continue the listing of the Trust’s common shares on The NASDAQ Stock Market LLC (“NASDAQ”). The Trust’s continued listing is subject to the condition that, on or before September 12, 2016, the Trust evidence compliance with Nasdaq Listing Rule 5250(c)(1) (the “Filing Requirement”) by filing all necessary periodic reports with the Securities and Exchange Commission (“SEC”). The Trust must also be able to demonstrate that it satisfies all other quantitative and qualitative requirements for continued listing on NASDAQ.

UDF IV has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”) or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (the “First Quarter Form 10-Q”) with the SEC, and does not anticipate filing its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (the “Second Quarter Form 10-Q”) with the SEC by the applicable August 9th deadline. However, the Trust currently expects that it will be in a position to file the 2015 Form 10-K, First Quarter Form 10-Q and Second Quarter Form 10-Q and thereby evidence full compliance with the Filing Requirement on or before the September 12, 2016 date required by the Panel.

The Panel’s determination follows a hearing held on July 7, 2016 at which the Trust presented its plan to regain compliance with the Filing Requirement. The Trust is working diligently to complete and file all necessary periodic reports with the SEC as soon as practicable; however, there can be no assurance that the Trust will be able to do so within the period granted by the Panel.

Trading in UDF IV’s securities on NASDAQ has been halted since February 18, 2016, and the Trust expects that the trading halt will continue at least until the Trust has become fully current in its periodic filing obligations with the SEC. No assurance can be given regarding the resumption of regular trading of the Trust’s securities on any market.

About United Development Funding IV

United Development Funding IV is a public Maryland real estate investment trust formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Investor Contact:	Media Contact:
Investor Relations	Jeff Eller
1-800-859-9338	469-916-4883
investorrelations@udfiv.com	mediarelations@udfiv.com